EXHIBIT 99.1

ENTEROMEDICS ANNOUNCES DEPARTURE OF RUSSELL FELKEY

St. Paul, Minnesota – April 21, 2008—EnteroMedics Inc. (NASDAQ: ETRM) announced today that effective April 18, 2008, Russ Felkey, Senior Vice President of Clinical, Quality and Regulatory Affairs has resigned from the Company to pursue other interests. Mr. Felkey’s departure is unrelated to the operations or performance of the Company. Clinical will now report to Vice President of Medical Affairs and Chief Medical Officer Dennis Kim; Quality will report to Greg Lea, Senior Vice President Finance and CFO; and Regulatory will report to Mark Knudson, President and CEO.

“We appreciate Russ’ contributions to EnteroMedics and wish him the best in the future,” said Mark Knudson, President and CEO. “All of our clinical, quality and regulatory efforts remain on track, and we have a strong team in place to support the continued development of VBLOC™ Therapy and the Maestro™ System.”

About EnteroMedics Inc.

EnteroMedics is a development stage medical device company focused on the design and development of devices that use neuroblocking technology to treat obesity and other gastrointestinal disorders. EnteroMedics’ proprietary neuroblocking technology, VBLOC™ vagal blocking therapy, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. The Food and Drug Administration recently granted Investigational Device Exemption (IDE) approval for a pivotal clinical trial of EnteroMedics’ investigational Maestro™ System, the Company’s initial product for the treatment of obesity, that delivers VBLOC Therapy.

Forward-Looking Safe Harbor Statement

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations, our losses since inception and for the foreseeable future; our lack of regulatory approval for our Maestro™ System for the treatment of obesity; our inability to complete our EMPOWER pivotal trial and other clinical trials, or significant delays in the completion of our clinical trials; our ability to timely commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC™ vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the Company’s Form 10-K dated March 13, 2008. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution-Investigational device. Limited by Federal law to investigational use.

The implantation procedure and usage of the Maestro™ System carry some risks, such as the risk generally associated with laparoscopic procedures and those related to treatment as described in the Empower clinical trial informed consent.

Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

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